Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made to be effective as of August 25, 2011 (the “Effective Date”), by and among ORRSTOWN BANK, a Pennsylvania banking institution (the “Bank”), ORRSTOWN FINANCIAL SERVICES, INC., a Pennsylvania business corporation (the “Corporation”), and THOMAS RODNEY QUINN, JR., an adult individual (the “Executive”).

RECITALS:

WHEREAS, the Bank is a subsidiary of the Corporation; and,

WHEREAS, the Corporation, the Bank and the Executive entered into an Executive Employment Agreement dated as of March 1, 2009 (the “2009 Agreement”), regarding the employment of the Executive by the Corporation and the Bank; and

WHEREAS, the 2009 Agreement expired by its own terms as of February 28, 2011; and

WHEREAS, the Corporation and the Bank each desire to renew the employment of the Executive for a fixed term and Executive desires to accept such employment, all upon the terms and conditions set forth in this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. EMPLOYMENT AND EMPLOYMENT TERM. The Corporation and Bank hereby shall employ the Executive and the Executive hereby accepts employment with the Corporation and the Bank under and pursuant to this Agreement for a term beginning as of the Effective Date and ending August 25, 2015 (the “Term”), unless sooner terminated as hereinafter provided.

2. POSITION, DUTIES, AND PLACE OF EMPLOYMENT. The Executive shall serve as the President and Chief Executive Officer of the Corporation and the Bank, reporting only to the Boards of Directors of the Corporation and the Bank, and shall have supervision and control over, and responsibility for, the general management and operation of the Corporation and the Bank, and shall have such other powers and duties as may from time to time be prescribed by the Boards of Directors of the Corporation and the Bank. The Executive’s primary office shall be located at 77 East King Street, Shippensburg, Pennsylvania, or at such place as the Board of Directors shall determine.

3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all of his ability and attention to the business of the Corporation and the Bank during the Term of this Agreement. The Executive shall, during the Term of this Agreement, notify in writing and receive written approval from the Boards of Directors of the Corporation and the Bank before the Executive may engage in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Subject to prior written notice to the Boards of Directors of the Corporation and the Bank, the Executive shall not be precluded from engaging in voluntary or philanthropic endeavors or from engaging in activities incident or necessary to personal investments, so long as they are, in the reasonable opinion of such Boards of Directors, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank and Corporation.

4. COMPENSATION

(a) Base Salary During the Term of this Agreement, the Bank shall pay to the Executive an annual base salary at a rate of $414,000.00 per year (the “Base Salary”). The Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors of the Bank (or such other committee as performs such functions) pursuant to its performance review policies then in effect for senior executives. The term

“Base Salary” as used in this Agreement shall refer to the Base Salary as in effect from time to time. The Bank shall pay the Base Salary to Executive in equal installments pursuant to the Bank’s standard payroll policies and Executive’s Base Salary shall be subject to such withholding or deductions as may be mutually agreed between the Bank and Executive or required by law. The Base Salary shall be pro rated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed.

(b) Annual Incentive Payments. With respect to each fiscal year of the Corporation and the Bank ending during the Term of this Agreement, the Executive shall be eligible to receive an annual incentive payment as determined by the Compensation Committee in accordance with the Corporation’s Executive Incentive Plan.

(c) Equity Awards. During the Term of this Agreement, the Executive shall be eligible to receive annual equity incentive awards under the terms and conditions of the Corporation’s equity-based compensation plans to the extent the President and Chief Executive Officer of the Corporation and the Bank immediately preceding the Executive in that position was eligible to receive such awards or, to the extent the preceding President and Chief Executive Officer was not so eligible, then to the extent the other senior executives of the Corporation are eligible to receive such awards.

(d) Senior Executive Benefits. During the Term of this Agreement, in addition to the employee benefits to be made available pursuant to Section 5(a), the Executive also shall be eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program as and to the extent the President and Chief Executive Officer of the Corporation and the Bank immediately preceding the Executive in that position was eligible to participate in any such program, plan or arrangement or, to the extent the preceding President and Chief Executive Officer was not so eligible, then to the extent the other senior executives of the Corporation are eligible to participate.

5. FRINGE BENEFITS, EXPENSES AND PERQUISITES.

(a) Employee Benefit Plans. During the Term of this Agreement, the Executive shall be eligible to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan, medical/health insurance plan, disability insurance plan and other health and welfare benefits as made available by the Bank to its full time employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.

(b) Business Expenses. During the Term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors of the Corporation and the Bank for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Corporation and Bank policy.

(c) Vacation, Holidays, Sick Days and Personal Days. The Executive shall be entitled to four weeks (twenty (20) business days) paid vacation in each calendar year determined by the Bank from time to time for its senior executive officers (pro rated in any calendar year during which the Executive is employed hereunder for less than the entire such year). The Executive also shall be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full time employees and senior executive officers.

(d) Automobile. The Executive shall be entitled to the use of a Bank provided automobile and the Bank shall pay all expenses relating thereto, including fuel, oil, maintenance and insurance. The use of said automobile shall be limited to the Executive, his spouse, authorized Bank personnel, or a designated driver in the event of an emergency.

(e) Membership Dues. During the term of this Agreement, the Bank shall reimburse to the Executive the initiation fee, “family” membership dues and member assessments to either the Carlisle Country Club or the Chambersburg County Club, as selected by the Executive (the “Club”), incurred by the Executive to obtain and maintain membership in such Club. Business expenses incurred by Executive at the Club shall be subject to reimbursement in accordance with the reimbursement policies adopted by the Bank for its senior executive officers.

6. BOARD OF DIRECTORS. During the Term of this Agreement, the Corporation agrees to cause the Executive to be elected as a director on the Board of Directors of the Bank and to nominate Executive for election as a director on the Board of Directors of the Corporation in connection with each election of directors of the Corporation wherein his term of office otherwise would expire. The Executive agrees to serve with no additional compensation as a director on the Boards of Directors of the Corporation and of the Bank and, if elected or appointed thereto, in one or more offices or as a director of any subsidiary of the Corporation or the Bank. In the event Executive’s employment under this Agreement would be terminated by the Employers for Cause (as hereinafter defined) or by Executive without Good Reason (as hereinafter defined), Executive agrees to resign, effective as of the date of termination and in writing, from all of the director and officer positions then held by him under this Section 6.

7. NON-DISCLOSURE/TRADE SECRET. The Executive covenants and agrees that while employed by the Corporation and the Bank and at any time thereafter, the Executive shall not, without the written consent of the Board of Directors of the Corporation or Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Corporation or Bank, any confidential information obtained by the Executive while in the employ of the Corporation or Bank with respect to any of the Corporation’s or Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices, the disclosure of which could be or will be materially damaging to the Corporation or Bank, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of authorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation or Bank or any information that must be disclosed as required by law.

8. RESTRICTIVE COVENANT. The Executive covenants and agrees that while employed by the Corporation and the Bank and for a period of one (1) year after the termination of Executive’s employment, either voluntarily or involuntarily, the Executive shall not directly or indirectly, within the marketing area of the Corporation and the Bank (defined as the area within an eighty (80) mile radius of Shippensburg, Pennsylvania) enter into or engage generally in direct or indirect competition with the Corporation and the Bank or any subsidiary of the Corporation or the Bank, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, lessor or creditor of or for any person. The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five (5%) percent of any class of securities of any corporation which is in competition with the Corporation or the Bank, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing.

9. NON-SOLICITATION. Executive covenants and agrees that while employed by the Corporation and the Bank and for a period of one (1) year after the termination of Executive’s employment, either voluntarily or involuntarily, Executive shall not, either directly or indirectly in any capacity whatsoever, (a) obtain, solicit, divert, appeal to, attempt to obtain, attempt to solicit, attempt to divert, or attempt to appeal to any customers, clients or referral sources of the Corporation, the Bank or any of their respective subsidiaries to divert their business from the Corporation, the Bank or any of their respective subsidiaries; (b) solicit any person who is employed by the Corporation, the Bank or any of their respective subsidiaries to leave the employ of the Corporation, the Bank or any of their respective subsidiaries. For purposes of this covenant, “customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of the Corporation, the Bank or any of their respective subsidiaries at any time during the employment of Executive by the Corporation and the Bank. The non-solicitation covenant set forth in this Section 9 shall not be construed to prohibit a general advertising or marketing program directed toward the marketing area of the Corporation and the Bank by any subsequent employer of Executive.

10. NOTIFICATION OF A NON-DISCLOSURE/TRADE SECRET, RESTRICTIVE COVENANT AND NO-SOLICITATION PROVISIONS. During his employment and for a period of one (1) year following termination of his employment with the Corporation and the Bank, either voluntarily or involuntarily, Executive agrees to inform any prospective employer of the existence of the Non-Disclosure/Trade Secret, Restrictive Covenant and Non-Solicitation provisions of this Agreement.

11. MUTUAL NONDISPARAGEMENT. The Executive, the Corporation and the Bank each agree that, following the termination of the Executive’s employment, neither the Executive, nor the Corporation or the Bank, will make any public statements which materially disparage the other party. The Corporation and the Bank shall not be liable for any breach of their obligations under this Section if they inform their respective directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, of the content of its covenant hereunder and take reasonable measures to ensure that such individuals honor such obligations. Notwithstanding the foregoing, nothing in this Section shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction.

12. EQUITABLE REMEDIES. The Executive agrees that any breach of the restrictions set forth in Sections 7, 8, 9 and 11 will result in irreparable injury to the Corporation and the Bank for which they shall have no adequate remedy at law and the Corporation and the Bank, in addition to any other rights herein stated or as provided by law, shall be entitled to injunctive relief in order to enforce the provisions thereof. In the event that Sections 7, 8 and 9 shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of being too great a period of time or covering too great a geographical area, such Section shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court. The Executive agrees that the restrictions set forth in this Agreement do not unreasonably interfere with his ability to obtain employment in his chosen field. The Executive also agrees that the existence of any claim or cause of action of the Executive against the Corporation or Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or Bank of Sections 7, 8, 9 and 11.

13. TERMINATION AND PAYMENTS UPON TERMINATION.

(a) Death of Executive. The Executive’s employment hereunder shall terminate upon his death. Upon his death, the Bank shall pay, in accordance with Section 20, Executive’s then current Base Salary (minus applicable taxes and withholdings) prorated through the date of death, together with the amount of any unreimbursed business expenses as of the date of termination and, except as otherwise provided in this Section 13, the Corporation and the Bank shall have no further obligation to the Executive under this Agreement.

(b) Executive Disability. If the Executive becomes disabled because of sickness, physical or mental disability, or any other reason, the Corporation and the Bank shall have the option to terminate this Agreement by giving thirty (30) days written notice of termination to the Executive, provided, however, that Executive shall continue to be eligible for benefits under the Bank’s long term disability insurance plan. Executive shall be deemed to have become “disabled” at such time as he qualifies (after expiration of any applicable waiting period) to receive benefits for partial or total disability under the Bank’s employee long term disability insurance plan. If Executive’s employment shall be terminated by reason of his disability, the Bank shall pay Executive his then current Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the amount of any unreimbursed business expenses as of the date of termination and, except as otherwise provided in this Section 13, the Corporation and the Bank shall have no further obligation to the Executive under this Agreement.

(c) For Cause Termination. The Corporation or Bank may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Corporation or Bank shall have “Cause” to terminate the Executive’s employment hereunder upon (1) the failure by the Executive to substantially perform his duties hereunder, which failure creates actual, material harm to the Corporation or Bank, following written notice to Executive specifying the nature of his deficient performance and the failure by Executive to correct such deficiency within thirty (30) days of said notice, or (2) the engaging by the Executive in serious misconduct injurious to the Corporation or Bank, or (3) the violation by the Executive of the provisions of paragraphs 3, 7, 8 or 9 hereof after written notice from the Bank and a failure to cure such violation within thirty (30) days of said notice, or (4) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement, or (5) the breach of Executive’s fiduciary duty to the Corporation or the Bank involving personal profit, or (6) the violation of any law, rule or regulation governing banks or bank officers or the violation of any final and unappealable cease and desist order issued by a bank regulatory authority, any of which actually and materially harms the business of the Corporation or Bank, or (7) moral turpitude or other serious misconduct on the part of Executive which brings material public discredit to the Corporation or Bank. Any termination for Cause must be approved by: (i) the affirmative vote of a majority of the directors then in office of each of the Corporation and the Bank, prior to a change in control, or (ii) the affirmative vote of not less than eighty (80%) percent of the directors then in office of each of the Corporation and the Bank, following a change in control. If the Executive’s employment shall be terminated for Cause, the Bank shall pay the Executive his Base Salary (minus applicable taxes and withholdings)

prorated through the date of termination, together with the amount of any unreimbursed business expenses as of the date of termination and, except as otherwise provided in this Section 13, the Corporation and Bank shall have no further obligation to the Executive under this Agreement.

(d) Resignation by Executive. The Executive may terminate his employment hereunder upon ninety (90) days written notice. Upon Executive’s resignation, the Bank shall pay Executive his Base Salary, (minus applicable taxes and withholdings) prorated through the date of resignation, together with the amount of any reimbursed business expenses as of the date of resignation and, except as otherwise provided in this Section 13, the Corporation and the Bank shall have no further obligation to the Executive under this Agreement.

(e) Termination by Executive for Good Reason or by Corporation and Bank Without Cause. The Executive may terminate his employment hereunder for Good Reason. The term “Good Reason” shall mean in each case without the Executive’s consent: (i) a diminution in the Executive’s Base Salary; (ii) a diminution in the Executive’s authority, duties, or responsibilities; (iii) an imposition of a requirement that the Executive report to an officer or employee of the Corporation or the Bank instead of reporting directly to the Board of Directors; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location of the Executive’s primary office; or (vi) any other action or inaction that constitutes a material breach by the Corporation or the Bank of this Agreement, in all cases after notice from the Executive to the Corporation and Bank within ninety (90) days after the initial existence of any such condition that such condition constitutes Good Reason and the failure of the Corporation and the Bank to cure such situation within thirty (30) days after said notice. If Executive shall terminate his employment for Good Reason, as defined herein, or if the Corporation and the Bank shall terminate Executive’s employment hereunder without Cause, as defined herein, the Bank shall pay the Executive an amount equal to the greater of: (i) his Base Salary (minus applicable taxes and withholdings) through the date the Term of this Agreement otherwise would have expired pursuant to paragraph 1 of this Agreement, or (ii) nine (9) months of his Base Salary (minus applicable taxes and withholdings), in either case together with the amount of any unreimbursed business expenses as of the date of termination, in a lump sum within thirty (30) days after the date of termination. Executive will be entitled to the continuation of life insurance, health and dental plans and other employee benefit plans made available to and on a cost sharing basis consistent with all employees of the Corporation and the Bank for such period. Except as otherwise provided in this Section 13, the Corporation and the Bank shall have no further obligation to the Executive under this Agreement.

(f) Other Arrangements. (i) If the Executive would be entitled to payments pursuant to that certain Change in Control Agreement dated as of March 1, 2009, by and among the Corporation, the Bank and the Executive (as amended from time to time), in connection with any terminations by Executive for Good Reason or by the Corporation and the Bank without Cause, then the Executive agrees that his receipt of the payments to which he is entitled pursuant to the Change in Control Agreement shall be in lieu of and in full satisfaction of any and all payments to which he otherwise would be entitled pursuant to this Agreement (other than the reimbursement of unreimbursed business expenses). (ii) Notwithstanding any provision of this Agreement to the contrary, the payments provided for in Section 13 shall not affect, diminish or impair the rights to receive any payments or benefits to which the Executive may be entitled under any other existing or future agreement or arrangement of the Corporation, the Bank or any successor thereto with the Executive, or under any existing or future benefit plan or arrangement of the Corporation, the Bank or any successor in which the Executive is or becomes a participant, or under which the Executive has or obtains rights including, without limitation, any incentive, bonus or equity compensation plan or arrangement, qualified or nonqualified deferred compensation or retirement plans or programs or any outstanding stock options or similar arrangements. Any such rights of the Executive shall be determined in accordance with the terms and conditions of the applicable agreement, arrangement or plan and applicable law.

14. SECTION 409A

(a) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of the Treasury (the “Department”) Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Department Regulations (or such later time as may be permitted under Section 409A or any Internal Revenue Service or Department rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation and the Bank as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (B) in the event any equity compensation awards held by the Executive that vest upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such award shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid in accordance with Section 20 of this Agreement on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

15. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by the Corporation, Bank or the Executive resulting in damages to another party to this Agreement, the damaged party may recover from the party breaching the Agreement only those damages as are set forth herein, plus reasonable attorney’s fees and costs incurred in enforcing this Agreement; provided, however, that notwithstanding any other provision of this Agreement, the payments provided for in Section 13 of this Agreement shall not affect, diminish or impair the rights to receive any payments or benefits to which the Executive may be entitled under any other existing or future agreement or arrangement of the Corporation, the Bank or any successor thereto with the Executive, or under any existing or future benefit plan or arrangement of the Corporation, the Bank or any successor in which the Executive is or becomes a participant, or under which the Executive has or obtains rights including, without limitation, any incentive, bonus or equity compensation plan or arrangement, qualified or nonqualified deferred compensation or retirement plans or programs or any outstanding stock options or similar arrangements. Any such rights of the Executive shall be determined in accordance with the terms and conditions of the applicable agreement, arrangement or plan and applicable law.

16. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certificated mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Thomas Rodney Quinn, Jr.
77 East King Street
Shippensburg, PA 17257

If to the Bank:	Orrstown Bank
Chairman, Board of Directors
77 East King Street
Shippensburg, PA 17257

If to the Corporation:	Orrstown Financial Services, Inc.
Chairman, Board of Directors
77 East King Street
Shippensburg, PA 17257

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Corporation, the Bank and any of their successors or assigns, provided however, that the executive may not commute, anticipate, encumber, dispose or assign any payment. The Corporation and the Bank are jointly and severally liable for their respective obligations hereunder.

18. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remaining full force and effect.

19. AMENDMENT. This Agreement may be amended or modified only by mutual agreement of the parties in writing.

20. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Corporation or the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if she survives him, or (ii) his estate if his spouse does not survive him.

21. SURVIVAL. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive the expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

23. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

24. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Corporation and Bank, and this Agreement contains all the covenants and agreements between the parties with respect to such employment; provided, however, that this Agreement shall not affect Executive’s rights to receive any payments or benefits to which Executive may be or become entitled under any other existing or future agreement or arrangement of the Bank or the Corporation, or under any existing or future benefit plan or arrangement of the Bank or the Corporation in which the Executive is or becomes a participant, or under which Executive has or obtains rights, including any incentive, bonus or equity compensation plan or arrangement, qualified or nonqualified deferred compensation or retirement plans or programs or any stock options or similar arrangements. Any such rights of Executive shall be determined in accordance with the terms and conditions of the applicable agreement, plan or arrangement and applicable law.

25. INDEMNIFICATION. The Corporation and the Bank shall indemnify and defend the Executive to the fullest extent permitted by, respectively, the By-laws of Orrstown Financial Services, Inc. dated November 3, 1987 and the By-laws of Orrstown Bank as in effect on the date of this Agreement, and the laws of the Commonwealth of Pennsylvania.

26. RENEWAL. Subject to the right of Executive to terminate his employment at any time pursuant to Section 13(d) of this Agreement, the Corporation and the Bank may renew or extend the Term of this Agreement for one or more successive two (2) year terms (each a “Renewal Term”) by written notice to the Executive not later than one hundred twenty (120) days prior to the expiration of the then current Term or Renewal Term. In the event the Corporation and the Bank do not renew or extend the then current Term or Renewal Term and the Executive’s employment with the Corporation and the Bank terminates upon the expiration thereof, the Bank shall pay the Executive an amount equal to five (5) months of his Base Salary (minus applicable taxes and withholdings), together with the amount of any unreimbursed business expenses as of the date of termination, in a lump sum within thirty (30) days after the date of termination. Executive will be entitled to the continuation of life insurance, health and dental plans and other employee benefit plans made available to and on a cost sharing basis consistent with all employees of the Corporation and the Bank for a five (5) month period after the date of termination. The Corporation and the Bank shall have no further obligation to the Executive under this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Corporation and the Bank, by its authorized representatives, the day and year above mentioned.

ORRSTOWN FINANCIAL SERVICES, INC.

By:	/s/ Joel R. Zullinger
Joel R. Zullinger, Chairman

ORRSTOWN BANK

By:	/s/ Joel R. Zullinger
Joel R. Zullinger, Chairman

/s/ Thomas Rodney Quinn, Jr.
Thomas Rodney Quinn, Jr.